Exhibit 10.1

PURCHASE AGREEMENT

This PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of July 9, 2008, among John K. H. Linnartz (the “Seller”), Western Mustang Holdings LLC, a Delaware limited liability company (the “Purchaser”) and Western Sizzlin Corporation, a Delaware corporation and the sole member of the Purchaser (the “Parent”).

W I T N E S S E T H:

WHEREAS, pursuant to the Limited Partnership Agreement (the “Original Partnership Agreement”), made and entered into on November 7, 2002, between Mustang Capital Management, LLC, a Texas limited liability company (“General Partner”), and the Seller (the “Original Partners”), the Original Partners formed Mustang Capital Advisors, LP, a Texas limited partnership (“Advisors”);

WHEREAS, the Seller is the owner and holder of a 99% limited partnership interest in the Advisors;

WHEREAS, pursuant to the Limited Liability Company Regulations, dated as of November 7, 2002 (the “Original LLC Regulations”), the Seller formed the General Partner and is the sole member thereof;

WHEREAS, because the Seller is the sole member of the General Partner and also thus the sole partner of the Partner, Advisors is a disregarded entity for federal income tax purposes, and for such purposes is instead considered a sole proprietorship of the Seller, rather than a partnership;

WHEREAS, Advisors serves as investment manager to, and is the general partner of, each of Mustang Capital Partners I, LP and Mustang Capital Partners II, LP, each a Texas limited partnership (each a “Fund” and collectively, the “Funds”);

WHEREAS, the Seller is selling and assigning to the Purchaser, and the Purchaser is purchasing from the Seller, on the terms and subject to the conditions set forth in this Agreement, a 50.5% partnership interest in Advisors and a 51% membership interest in the General Partner (such interests in Advisors and the General Partner, collectively, the “Purchased Interests”);

WHEREAS, such sale and assignment shall be in accordance with “Situation 1” of Rev. Rul. 99-5;

WHEREAS, notwithstanding references in this Agreement to the “Original Partners,” upon such sale and assignment, the Purchaser will become, for federal income tax purposes, the only other partner of Advisors and the only other member of the General Partner, and both Advisors and the General Partner will thus thereafter be considered partnerships for federal income tax purposes;

WHEREAS, on the date hereof, the Original Partners and the Purchaser will enter into the Amended and Restated Limited Partnership Agreement of Advisors (the “Amended Partnership Agreement”), in substantially the form of Exhibit A hereto, which will amend and restate the Original Partnership Agreement in its entirety; and

WHEREAS, on the date hereof, the Seller and the Purchaser will enter into the Amended and Restated Limited Liability Company Regulations of the General Partner (the “Amended LLC Regulations” and, together with the Amended Partnership Agreement, the “Amended Organizational Documents”), in substantially the form of Exhibit B hereto, which will amend and restate the Original LLC Regulations in their entirety;

NOW, THEREFORE, in consideration of the premises and the mutual benefits to be derived from this Agreement and the Amended Organizational Documents and of the respective representations, warranties, agreements, indemnities, and promises contained herein, the parties, intending to be legally bound, agree as follows:

SECTION 1.	DEFINITIONS; INTERPRETATIONS

1.1.           Definitions.  Capitalized terms used in this Agreement that are defined in the Amended Partnership Agreement or the Amended LLC Regulations, as the case may be, and not otherwise defined herein shall have the respective meanings set forth in the Amended Partnership Agreement or the Amended LLC Regulations, as the case may be.  As used in this Agreement, the following terms shall have the following meanings:

“Code” means the Internal Revenue Code of 1986, as amended.

“Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and/or affairs of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Encumbrance” means any security interest, pledge, mortgage, lien (including environmental and tax liens), charge, encumbrance, adverse claim, preferential arrangement, or restriction of any kind, including, without limitation, any restriction on the use, voting, transfer, receipt of income, or other exercise of any attributes of ownership; provided, however, that neither margin debt of Mustang Capital Partners I, LP nor margin debt of the Managed Accounts incurred in the ordinary course of business of Mustang Capital Partners I, LP or Advisors, as the case may be, shall be considered an “Encumbrance” for purposes of this Agreement.

“Estimated June 30 Balance Sheet” means the estimated unaudited consolidated balance sheet of Advisors as of June 30, 2008, being delivered by the Seller to the Purchaser pursuant to Section 2.3(a)(vi).

“GAAP” means United States generally accepted accounting principles and practices in effect from time to time applied consistently throughout the periods involved.

“Governmental Entity means any federal, state or local governmental authority, court, administrative or regulatory agency or commission.

“Investment” means singularly, any, and collectively, all, securities in which Advisors, through the Managed Accounts, or in which the Funds, have invested as of June 30, 2008.

“Investment List” means a list by Fund and Managed Account, as applicable, of each Investment, and the aggregate amount invested by such Fund or through such Managed Account in such Investment as of June 30, 2008.

“Managed Accounts” means all managed accounts of Advisors as of June 30, 2008.

“Material Adverse Effect” means, with respect to any Person, any circumstance, change, event, transaction, loss, failure, effect, or other occurrence, which is materially adverse to the business, operations, prospects, properties, or conditions of such Person.

“Organizational Documents” shall mean with respect to any entity the certificate or articles of incorporation, by-laws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement and any other organizational document of such entity.

“Person” means any individual, corporation, unincorporated organization, company, limited liability company, partnership (limited or general), joint venture, association, trust or other entity.

“Side Pocket Investments” means, except for shares of Trinity Bank, National Association, Fort Worth, TX, owned by the Funds, Investments that were as of June 30, 2008 not either (a) listed on a national securities exchange, or (b) traded in the over-the-counter markets.

“Tax” means any and all fees (including without limitation documentation, recording, license, and registration fees), taxes (including without limitation net income, alternative, unitary, alternative minimum, minimum franchise, value added, ad valorem, income, receipts, capital, excise, sales, use, leasing, fuel, excess profits, turnover, occupational, property (personal and real, tangible and intangible), transfer, recording and stamp taxes, levies, imposts, duties, charges, fees assessments, or withholdings of any nature whatsoever, general or special, ordinary or extraordinary, and any transaction privilege or similar taxes) imposed by or on behalf of a governmental authority, together with any and all penalties, fines, additions to tax and interest thereon.

“Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement or other form relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

1.2.           Interpretations.  Except as otherwise expressly provided herein, the following rules of interpretation apply to this Agreement: (i) the singular includes the plural and the plural includes the singular except when the context otherwise requires; (ii) “include” and “including” are not limiting; (iii) a reference to any agreement or contract includes exhibits, schedules, and permitted supplements and amendments thereto; (iv) a reference to a law includes any amendment or modification to such law and any rules or regulations issued thereunder, (v) a reference to a Person includes such Person's permitted successors and assigns; and (vi) unless the context otherwise requires, a reference in this Agreement to a Section or Paragraph is to the respective Section or Paragraph of this Agreement.

SECTION 2.	SALE AND PURCHASE OF PURCHASED INTERESTS

2.1.           Sale and Purchase of Purchased Interests.

(a)           Upon the terms and subject to the conditions set forth in this Agreement, at the Closing (as defined below), the Seller shall sell, assign, and transfer to the Purchaser, free and clear of all Encumbrances, and the Purchaser shall purchase from the Seller, the Purchased Interests for the aggregate consideration set forth in Section 2.1(b) below.

(b)           The aggregate consideration to be paid by the Purchaser to the Seller at the Closing (the “Total Consideration”) shall consist of the following: (i) three hundred thousand dollars ($300,000) (the “Cash Consideration”) and (ii) 54,563 shares of common stock, par value $.01 per share, of the Parent (the “Parent Common Stock”).  The parties agree that the Total Consideration shall be $1,050,241 (based on a price per share of $13.75, which represents the closing price of the Parent Common Stock on the Nasdaq Capital Market on July 7, 2008.

(c)           After giving effect to the sale and purchase under this Section 2.1 and the Closing, the Purchaser shall be (i) a substituted Limited Partner in Advisors pursuant to the terms of the Amended Partnership Agreement, with the Purchaser holding a 50.5% Partnership Percentage, the Seller holding a 48.5% Partnership Percentage and the General Partner holding a 1% Partnership Percentage and (ii) a Member in the General Partner pursuant to the terms of the Amended LLC Regulations, with the Purchaser holding a 51% Membership Percentage and the Seller holding a 49% Membership Percentage.

2.2.           Closing.  The purchase and sale of the Purchased Interests shall take place at 10:00 a.m. on the date of execution and delivery of this Agreement, at the offices of Olshan Grundman Frome Rosenzweig & Wolosky LLP, Park Avenue Tower, 65 East 55th Street, New York, New York 10022, or at such other time and place or such other manner, including by electronic means, as the Seller and the Purchaser shall mutually agree (the “Closing”).  The date on which the Closing takes place is referred to herein as the “Closing Date.”  At the Closing, the parties to this Agreement shall take the following actions and make the following deliveries, which deliveries and actions shall be deemed to have occurred simultaneously and to constitute the Closing hereunder:

(a)           The Purchaser shall pay the Seller the Cash Consideration by wire transfer in immediately available funds to a bank account designated by the Seller in writing prior to the Closing Date; and

(b)           The Purchaser shall deliver (i) to its transfer agent an irrevocable letter of instruction directing it to issue and deliver to the Seller a share certificate representing the Parent Common Stock and (ii) to the Seller, a copy of such irrevocable letter of instruction; and

(c)           The General Partner, the Seller and the Purchaser shall execute and deliver the Amended Organizational Documents.

2.3.           Conditions to Closing.  Prior to Closing, the indicated Persons below shall have taken or cause to have been taken, the following actions, and shall have delivered, or caused to have been delivered, the following documents:

(a)           The Seller, acting as the sole member of the General Partner, shall have:

(i)           distributed to himself, as the owner of all limited and general partnership interests in Advisors, all management fees on Managed Accounts that were earned for the period beginning January 1, 2008 and ending on the Closing Date, to the extent same have not previously been distributed to the Seller;

(ii)           distributed to himself all monies in the General Partner’s bank account at Banc of America as of June 30, 2008, except for at least $200 retained in such account as of such date, and all monies in Advisors’ bank account at Banc of America Securities as of June 30, 2008, except for at least $10,000 retained in such account as of such date;

(iii)           instructed Bank of America Securities in writing to distribute to the partners of the Funds, their pro rata share of the aggregate shares of Western Sizzlin common stock, par value $.01 per share, held by the Funds as of July 2, 2008;

(iv)           delivered to the Purchaser a copy of the Organizational Documents of Advisors, the General Partner and each Fund, each as amended to date;

(v)           delivered to Purchaser the Investment List;

(vi)           delivered to the Purchaser the Estimated June 30 Balance Sheet; and

(vii)           delivered to the Purchaser all consents required in connection with the transactions described in this Agreement.

(b)           The Purchaser shall have delivered to the Seller a copy of the Organizational Documents of the Purchaser.

SECTION 3.	REPRESENTATIONS AND WARRANTIES OF SELLER

As inducement to the Purchaser and the Parent to enter into this Agreement, the Seller represents and warrants to the Purchaser and the Parent that, as of the Closing Date (except to the extent any representation or warranty is made as of another date, which is hereby made as of such other date):

3.1.           Organization and Authority.

(a)           Advisors and each of the Funds is a limited partnership duly formed, validly existing, and in good standing under the laws of the State of Texas, and has all requisite power and authority to own, operate, or lease its properties and assets and to carry on its business as it is currently conducted as of the Closing Date, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary.

(b)           The General Partner is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Texas, and has all requisite power and authority to own, operate, or lease its properties and assets and to carry on its business as it is currently conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary.

(c)           The Seller has furnished to the Purchaser a complete and correct copy of the Organizational Documents of Advisors, the General Partner and each of the Funds, each as amended to date, each of which is in full force and effect.  Except as described on Schedule 3.1(c), none of Advisors, the General Partner or either Fund is in violation of any of the material provisions of its Organizational Documents.

(d)           This Agreement has been duly executed and delivered by the Seller and (assuming due execution, and delivery by the Purchaser and the Parent), constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting or relating to creditor’s rights generally and general equitable principles.

3.2.           Subsidiaries.

(a)           Other than the Funds, there are no corporations, partnerships, joint ventures, associations, or other entities in which Advisors owns, of record or beneficially, any direct or indirect equity or other interest or any right (contingent or otherwise) to acquire the same, or in which Advisors otherwise participates.

(b)           Other than Advisors, there are no corporations, partnerships, joint ventures, associations, or other entities in which the General Partner owns, of record or beneficially, any direct or indirect equity or other interest or any right (contingent or otherwise) to acquire the same, or in which the General Partner otherwise participates.

3.3.           Partners; Members.

(a)           Prior to giving effect to the transactions to occur at Closing, the Original Partners were, and have been since the formation of the Funds, the only Partners of Advisors, with the Seller owning a 99% Partnership Percentage as the sole Limited Partner and the General Partner owning a 1% Partnership Percentage as the sole General Partner, and each of the Original Partners owns, and has owned since the formation of the Funds, his or its respective interests in Advisors free and clear of any Encumbrance.  Prior to giving effect to the transactions to occur at Closing, the Seller was, and has been since the formation of the General Partner, the only Member of the General Partner, and the Seller owns, and has owned since the formation of the General Partner, his interest in the General Partner free and clear of any Encumbrance.  After giving effect to the consummation of the transactions contemplated by this Agreement and the Amended Organizational Documents:

(i)           the Purchaser will own a 50.5% Partnership Percentage as a Limited Partner, the Seller will own a 48.5% Partnership Percentage as a Limited Partner and the General Partner will own a 1% Partnership Percentage as the General Partner, free and clear of any Encumbrance (other than any Encumbrance created by or through the Amended Partnership Agreement),

(ii)           the Purchaser, the Seller and the General Partner will be the only Partners of Advisors,

(iii)           the Purchaser will own a 51% Membership Percentage in the General Partner and the Seller will own a 49% Membership Percentage in the General Partner, free and clear of any Encumbrance (other than any Encumbrance created by or through the Amended LLC Regulations) and

(iv)           the Purchaser and the Seller will be the only Members of the General Partner.

(b)           Except as provided in this Agreement and the Amended Partnership Agreement, no Original Partner, Affiliate of an Original Partner has, and Advisors has not, granted any Person any right or has entered into any agreement or understanding (whether by option, warrant, call, commitment, conversion, plan or otherwise), fixed or contingent, with respect to the acquisition, purchase, sale, transfer, assignment, creation, or issuance of any interest in Advisors.  Except as provided in this Agreement and the Amended LLC Regulations, no Member or Affiliate of a Member has, and the General Partner has not, granted any Person any right or has entered into any agreement or understanding (whether by option, warrant, call, commitment, conversion, plan or otherwise), fixed or contingent, with respect to the acquisition, purchase, sale, transfer, assignment, creation, or issuance of any interest in the General Partner.

3.4.           Partnership Property.  Advisors, the General Partner and each of the Funds has good, valid, and marketable title to all the properties, interests in properties and assets owned, licensed or leased by it, free and clear of any Encumbrance other than (i) Encumbrances for current taxes not yet due and payable or being contested in good faith by appropriate proceedings, and (ii) imperfections of title, easements, pledges, charges, and Encumbrances that do not materially interfere with its ability to use such property for the purposes for which such property is intended to be used.

3.5.           Partnership Records.  The books and records of Advisors, the General Partner and each Fund are complete and reflect all material actions and transactions of each such entity.

3.6.           Activities.  Neither Advisors, the General Partner nor either Fund has engaged in any business or activity of any kind, other than the business and activities permitted by the Organizational Documents of Advisors, the General Partner or such Fund, as the case may be.

3.7.           Investments.

(a)           The Investment List is complete and reflects the Investments at the following fair market values as of June 30, 2008 or such other date prior to June 30, 2008 referenced below:

(i)           for Investments in securities that are freely tradeable and were as of June 30, 2008 both listed on a national securities exchange, and traded on such date, at the last sales price on such date;

(ii)           for Investments in securities that are freely tradeable and were as of June 30, 2008 listed on a national securities exchange, but which were not traded on such date: and (x) held by the Funds, at the last bid price prior to such date, and (y) held in the Managed Accounts, at the mid-point between the last bid price and the last offer price prior to such date;

(iii)           for Investments in securities traded in the over-the-counter market, and:  (x) held by the Funds, at the last bid price on or prior to such date, and (y) held in the Managed Accounts, at the mid-point between the last bid price and the last offer price on or prior to such date; and

(iv)            for Side Pocket Investments, at the values listed on the Investment List, as determined by Advisors in accordance with the Amended and Restated Limited Partnership Agreements of the Funds, as amended to date.

All of the Investments are owned by the applicable Funds or through the Managed Accounts, directly or indirectly, free and clear of any Encumbrances (other than any restrictions on transfer that may exist under the Securities Act or any state securities laws).

(b)           Advisors’ ownership interests in each Investment have been duly authorized and validly issued, and are fully paid, non-assessable (except to the extent of any margin debt incurred in the ordinary course of business) and free of preemptive rights.

3.8.           Partnership SEC Documents.  Each of Advisors, the General Partner and the Funds has filed all forms, reports and documents with the United States Securities and Exchange Commission (the “SEC”) required to be filed by it prior to the date of this Agreement (together with the amendments and supplements to such filings filed prior to the date of this Agreement, the “Advisors SEC Documents”).  Each Advisors SEC Document, as of its filing date (or if amended, as of the date of its last amendment) complied as to form in all material respects with the applicable requirements of the Securities Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Investment Company Act of 1940, as amended (the “Investment Company Act”) and the Investment Advisers Act of 1940, as amended (the “Advisers Act”), as the case may be.

3.9.           Financial Statements; Liabilities.

(a)           The Seller has delivered to Purchaser complete copies of the (i) audited consolidated statements of financial condition, statements of income, statement of changes in partners’ capital and statement of cash flows of Advisors as of and for the each years ended December 31, 2006 and 2007 and the (ii) audited consolidated statement of financial condition, statements of operations, statement of changes in partners’ capital and statement of cash flows of each of the Funds as of and for the year ended December 31, 2007 (the audited consolidated statements of financial condition, statements of income, changes in partners’ capital and statements cash flows of Advisors and each of the Funds as of and for the year ended December 31, 2007, the “2007 Advisors’ Financial Statements,” and all financial statements described above, collectively, the “Advisors’ Financial Statements”).  The Advisors’ Financial Statements fairly present the financial condition and results of operations of Advisors and the Funds as of the dates and for the periods indicated therein in accordance with GAAP.

(b)           Except as (and to the extent) set forth in the 2007 Advisors’ Financial Statements, as of December 31, 2007, neither Advisors nor either Fund had any liability or obligation that would be required to be reflected on a balance sheet prepared in accordance with GAAP.  Since December 31, 2007, neither Advisors nor either Fund has become subject to any such liability or obligation that would be required to be reflected on a balance sheet prepared in accordance with GAAP, other than (x) liabilities or obligations incurred after December 31, 2007, in the ordinary course of business consistent with past practices and (y) as reflected in the Estimated June 30 Balance Sheet.

(c) The Estimated June 30 Balance Sheet represents the Seller’s reasonable best estimate of the expected assets and liabilities of Advisors as of such date.

3.10.                     Absence of Certain Changes.  Since December 31, 2007, except as set forth on Schedule 3.10 and except as expressly contemplated by this Agreement (a) Advisors, the General Partner and each of the Funds has conducted its businesses only in the ordinary course of business and (b) there has not been any Material Adverse Effect on Advisors, the General Partner or either Fund, as the case may be.

3.11.                     Litigation and Legal Compliance.

(a)           None of Advisors, the General Partner or either Fund is a party to any claims, actions, suits, proceedings or investigations which would reasonably be expected to have a Material Adverse Effect on any of them.   There are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of Advisors, the General Partner or either Fund, threatened, against any of them or any of their properties that challenges the validity of this Agreement or of the transactions contemplated hereby or which seeks to prevent the consummation of such transactions.

(b)           Advisors, the General Partner and each of the Funds are in compliance with all federal, state and local laws, statutes, rules, regulations, ordinances, permits, orders or writs, including without limitation the Advisers Act and the Investment Company Act and all rules promulgated thereunder, except where the failure to comply would not have a Material Adverse Effect.

(c)           All disclosures required to be made to investors in either Fund have been made.

(d)           All consents required to be obtained from investors in either Fund or in the Managed Accounts for the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby have been obtained.

(e)           Each of Advisors, the General Partner and the Funds has all permits, licenses, approvals, authorizations of, and registrations with and under all laws, and from all Governmental Entities required for Advisors, the General Partner and the Funds to carry on their respective businesses as currently conducted, except where the failure to have any such permit, license, approval, authorization or registration would not have a Material Adverse Effect on Advisors, the General Partner or either Fund, as the case may be.

3.12.                     Agreements.  Each agreement, contract, lease, license, commitment, or instrument (including any and all amendments thereto) (collectively, the “Contracts”) to which Advisors, the General Partner or either Fund is a party, or by which Advisors or either Fund or any of their respective properties or assets is bound or subject, including, without limitation, all Organizational Documents of Advisors, the General Partner and each Fund, is in full force and effect and constitutes a legal, valid, and binding obligation of Advisors, the General Partner or either Fund, as the case may be.  Neither Advisors, the General Partner nor either Fund is in default or breach of (with or without the giving of notice or the passage of time) any such Contract, except breaches or defaults, if any, that would not have a Material Adverse Effect on Advisors, the General Partner or either Fund, as the case may be.  To the knowledge of the Seller, no other party is in material default or breach of any such Contracts.

3.13.                     Tax Matters.

(a)            Advisors and the General Partner have each timely filed partnership tax returns for all years since their respective years of formation, though neither is considered a partnership for federal income tax purposes.  All Taxes for which Advisors, the General Partner or either Fund may be held liable (other than the Taxes referred to in the next sentence), have been paid or accrued within the prescribed period or any extension thereof.  All Taxes required to be withheld by Advisors, the General Partner or either Fund, including, but not limited to, Taxes arising as a result of payments or distributions (or amounts allocable) to foreign partners or foreign persons or to employees of Advisors, the General Partner or either Fund, have been collected and withheld, and have been either paid to the respective governmental agencies, set aside in accounts for such purpose, or accrued, reserved against, and entered upon the books and records of the employer.

(b)           There are no Tax liens upon any property of Advisors, the General Partner or either Fund, except for (i) liens for current Taxes not yet due and payable, and (ii) as would not, individually or in the aggregate, have a Material Adverse Effect on Advisors, the General Partner or either Fund, as the case may be.

(c)           After giving effect to the terms of this Agreement, each of Advisors and the General Partner qualifies to be treated as a partnership for federal income tax purposes.

(d)           Neither Advisors’ or the General Partner’s payroll, property, or receipts, or other factors used in a particular state's apportionment or allocation formula results in an apportionment or allocation of business income to any state other than Texas, and neither Advisors nor the General Partner has non-business income that is allocated, apportioned, or otherwise sourced to any state other than Texas.

3.14.                     No Violation; Consents.  Neither the execution, delivery, and performance of this Agreement nor the consummation by the Seller of the transactions contemplated hereby (a) conflicts with or violates (i) any law, regulation, order, writ, injunction, decree, determination, or award of any court, any governmental department, board, agency or instrumentality, domestic or foreign, or any arbitrator, applicable to the Seller, Advisors, the General Partner or either of the Funds, except for any conflicts or violations that would not, individually or in the aggregate, have a Material Adverse Effect on Advisors, the General Partner or either Fund, as the case may be, (ii) the Organizational Documents of Advisors, the General Partner or either of the Funds, or (iii) any contract, agreement, instrument, mortgage, note, lease, or other arrangement binding on or affecting the Seller, Advisors, the General Partner or any of the Funds or any of their respective properties or assets, except for any conflicts or violations that would not have a Material Adverse Effect on Advisors, the General Partner or either Fund, as the case may be; (b) requires any consent, authorization, or approval under any contract, agreement, instrument, mortgage, note, lease, or other arrangement to which the Seller, Advisors, the General Partner or any of the Funds or any of their respective properties is bound that has not been obtained on or before the date hereof; or (c) results in the creation or imposition of any Encumbrance upon any property or assets of the Seller, Advisors, the General Partner or either of the Funds.

3.15.                     Governmental Authorizations.  The execution, delivery and performance by the Seller of this Agreement and the consummation by the Seller of the transactions contemplated hereby do not require any filing or registration with, notification to, or authorization, consent or approval of, any Governmental Entity, except for such filings, registrations, authorizations, consents or approvals (a) that have completed, made, or obtained on or before the date of this Agreement, and (b) the failure to so file, make, or obtain as would not have a Material Adverse Effect on Advisors, the General Partner or either of the Funds.

3.16.                     United States Securities Law Compliance.

(a)           The Seller has neither directly nor indirectly offered the Purchased Interests for sale, nor solicited any offer to buy the Purchased Interests, by means of any general advertising or any other form of general solicitation. The Seller has neither directly nor indirectly offered the Purchased Interests for sale, nor solicited any offer to buy the Purchased Interests, in any other manner that would require the sale of the Purchased Interests to be subject to the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”).

(b)           The Seller did not acquire any portion of its interest in Advisors or the General Partner including the Purchased Interests, with a view to, or for, the resale in connection with any distribution thereof within the meaning of the Securities Act which would not be exempt from the registration requirements of the Securities Act.

3.17.                     Acquisition of Parent Common Stock.

(a)           The Parent Common Stock is being acquired by the Seller solely for the Seller’s own account, for investment and not with a view to any distribution thereof that would violate the Securities Act or any state securities laws; and the Seller will not distribute Parent Common Stock in violation of the Securities Act or any state securities laws.

(b)           The Seller is an “accredited investor” (as that term is defined in Rule 501(a) of Regulation D).  The Seller is knowledgeable, sophisticated and experienced in making, and is qualified to make, decisions with respect to investments in equity securities presenting an investment decision like that involved with respect to the Parent Common Stock.  The Seller is able to bear the economic risk of an investment in the Parent Common Stock.

(c)           The Seller understands that the Parent Common Stock is being offered and sold in reliance on specific exemptions from the registration requirements of United States federal securities laws and that the Purchaser and the Parent are relying in part upon the truth and accuracy of, and the Seller’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Seller set forth herein in order to determine the availability of such exemptions and the eligibility of the Seller to acquire the Parent Common Stock.

(d)           The Seller understands that: (i) the Parent Common Stock has not been and is not being registered under the Securities Act or any state securities laws, and may not, directly or indirectly, be offered for sale, sold, assigned, transferred or otherwise disposed unless (A) subsequently registered thereunder, (B) the Seller shall have delivered to the Parent an opinion of counsel reasonably acceptable to the Parent, in a form and substance reasonably acceptable to the Parent, to the effect that such Parent Common Stock to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration under the Securities Act or any state securities laws, or (C) pursuant to Rule 144 promulgated under the Securities Act (collectively, “Rule 144”), (ii) any sale of the Parent Common Stock made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144 and further, if Rule 144 is not applicable, any resale of the Parent Common Stock under circumstances in which the Seller (or the person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with some other exemption under the Securities Act, and (iii) neither the Purchaser, the Parent nor any other person is under any obligation to register the Parent Common Stock under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder.

(e)           The Seller understands that the stock certificate representing the Parent Common Stock will contain a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such stock certificates):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO THE COMPANY, IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT.

(f)           The Seller has, in connection with its decision to receive Parent Common Stock and enter into this Agreement and the other transactions contemplated hereby, relied solely upon the representations and warranties of the Purchaser and the Parent contained in this Agreement.  The Seller hereby acknowledges and agrees that other than the representations and warranties contained in Section 4, neither the Purchaser, the Parent nor any of their respective officers, directors, employees or representatives make or have made any representation or warranty, express or implied, at law or in equity, with respect to the Purchaser, the Parent or the Parent Common Stock.

SECTION 4.	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND THE PARENT

As an inducement to the Seller to enter in this Agreement, each of the Purchaser and the Parent, jointly and severally, represents, warrants and agrees to and with the Seller that, as of the Closing Date (except to the extent any representation or warranty is made as of another date, which is hereby made as of such other date):

4.1.           Organization. The Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.  The Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Each of the Purchaser and the Parent has full corporate or limited liability company power and authority, as the case may be, to carry on its business as it is now being or is currently proposed to be conducted, to own, lease and operate all of its properties and assets, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such qualification or licensing necessary.

4.2.           Authority; No Violation; Consents.

(a)           Each of the Purchaser and the Parent has full corporate or limited liability company power and authority, as the case may be, to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by all requisite corporate or limited liability company action on the part of the Purchaser and the Parent, as the case may be, and no other proceedings on the part of the Purchaser or the Parent are necessary to approve this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by each of the Purchaser and the Parent, and the officer or other representative who executed this Agreement on behalf of and the Parent has been duly authorized to do so.  This Agreement has been duly executed and delivered by each of the Purchaser and the Parent and (assuming due execution, and delivery by the Seller) constitutes the legal, valid and binding obligation of the Purchaser and the Parent, enforceable against the Purchaser and the Parent in accordance with its terms.

(b)           Neither the execution, delivery, and performance of this Agreement nor the consummation by the Purchaser or the Parent of the transactions contemplated hereby (i) conflicts with or violates (A) any law, regulation, order, writ, injunction, decree, determination, or award of any court, any governmental department, board, agency or instrumentality, domestic or foreign, or any arbitrator, applicable to the Purchaser or the Parent, except for any conflicts or violations that would not, individually or in the aggregate, have a Material Adverse Effect on the Purchaser or the Parent, (B) the Organizational Documents of the Purchaser or the Parent, or (C) any contract, agreement, instrument, mortgage, note, lease, or other arrangement binding on or affecting the Purchaser or the Parent or any of their respective properties or assets, except for any conflicts or violations that would not have a Material Adverse Effect on the Purchaser or the Parent; (ii) requires any consent, authorization, or approval under any contract, agreement, instrument, mortgage, note, lease, or other arrangement to which the Purchaser or the Parent or any of their respective properties is bound; or (iii) results in the creation or imposition of any Encumbrance upon any property or assets of the Purchaser or the Parent.

(c)           Assuming that all necessary information has been accurately provided by the Seller with respect to such determination, no material notice to, filing with, authorization of, exemption by, or consent or approval of, any Governmental Entity which has not been obtained or made is necessary for the consummation by the Purchaser or the Parent of any of the transactions contemplated by this Agreement.

4.3.           No Actions, Suits or Proceedings. Except as set forth in the Parent SEC Documents (as defined below), neither the Parent nor the Purchaser is a party to any claims, actions, suits, proceedings or investigations which would reasonably be expected to have a Material Adverse Effect on the Parent or the Purchaser, as the case may be.  There are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of the Parent and the Purchaser, threatened against the Parent or the Purchaser or any of their respective subsidiaries or properties that challenges the validity or legality of this Agreement or of the transactions contemplated hereby or which seeks to prevent the consummation of such transactions.

4.4.           Parent Common Stock. All of the Parent Common Stock to be issued hereunder, when issued and delivered in accordance with this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.  The issuance of the Parent Common Stock has been duly authorized and approved by the Parent’s board of directors, and does not require any further authorization or consent of the Parent or its stockholders.

4.5.           Parent SEC Documents.

(a)           The Parent has filed all reports, proxy statements, forms and other documents, required to be filed with the SEC pursuant to the Exchange Act since January 1, 2003 (the “Parent SEC Documents”). As of their respective dates, and giving effect to any amendments thereto, the Parent SEC Documents complied in all material respects with the requirements of the Exchange Act.

(b)           Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Parent SEC Documents was prepared in accordance with GAAP (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each fairly presents in all material respects the consolidated financial position, results of operations and cash flows of the Parent and its consolidated subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited financial statements, to normal and recurring year end adjustments which, individually or in the aggregate, have not had, and could not reasonably be expected to have, a Material Adverse Effect on such Parent financial statements).

(c)           Except (i) as (and to the extent) set forth on the consolidated balance sheet of the Parent as of December 31, 2007, or (ii) as would not have a Material Adverse Effect on the Parent, neither the Parent nor any of its subsidiaries had as of such date any liability or obligation (whether known or unknown, absolute or contingent, liquidated or unliquidated) that would be required to be reflected on a balance sheet prepared in accordance with GAAP, not (A) reflected in such consolidated balance sheet or (B) incurred in the ordinary course of business. Since December 31, 2007, neither the Parent nor any of its subsidiaries has become subject to any such material liability or obligation that would be required to be reflected on a balance sheet in accordance with GAAP, other than (x) liabilities and obligations incurred in the ordinary course of business of a type reflected on such consolidated balance sheet, and (y) executory obligations under contracts which are not required to be accrued on such consolidated balance sheet under GAAP and which have been incurred in the ordinary course of business.

4.6.           Absence of Certain Changes.  Since December 31, 2007, and except as expressly contemplated by this Agreement (a) the Parent has conducted its businesses only in the ordinary course of business and (b) there has not been any Material Adverse Effect on the Parent or the Purchaser.

4.7.           Compliance With Applicable Law.

(a)           Except as set forth in the Parent SEC Documents, the operations of the Parent and the Purchaser have been conducted in compliance in all material respects with all federal, state and local laws, statutes, rules, regulations, ordinances, permits, orders or writs applicable to the Parent or the Purchaser as the case may be, and all regulations and other requirements of all Governmental Entities having or claiming jurisdiction over the Parent or the Purchaser or any of their respective businesses or operations. Except as set forth in the Parent SEC Documents, since January 1, 2007, the Parent has not received any notification of any asserted present or past failure by the Parent to comply with any federal, state and local laws, statutes, rules, regulations, ordinances, permits, orders or writs applicable to the Parent in any material respect.

(b)           Except (i) for normal examinations conducted by any Governmental Entity in the ordinary course of business of the Parent, (ii) as disclosed in the Parent SEC Documents or (iii) as would not have a Material Adverse Effect on the Parent or the Purchaser, no Governmental Entity has at any time during the past year initiated or, to the Parent’s knowledge, threatened any formal or informal proceeding or investigation into the business or operations of the Parent or its subsidiaries or any of its or their officers, directors, employees, shareholders or partners in their capacity as such.

(c)           Except as set forth in the Parent SEC Documents, since January 1, 2007 (or such later date, if the Parent only became subject to the applicable provisions, rules and regulations subsequent to January 1, 2007), the principal executive officer and the principal financial officer of the Parent have complied in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such Act and under the Exchange Act and (ii) the applicable listing and corporate governance rules and regulations of The Nasdaq Stock Market.

4.8.           Investment Purpose.  The Purchased Interests acquired by the Purchaser hereunder will be acquired for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the public resale or distribution thereof within the meaning of the Securities Act, and the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same.

4.9.           Disclosure of Information.  Without in any way limiting the Purchaser’s or the Parent’s rights and remedies under the Agreement, each of the Purchaser and the Parent acknowledges that it has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the Purchased Interests.

4.10.                     No Other Representations.  The Purchaser has, in connection with its decision to purchase the Purchased Interests and enter into this Agreement and the other transactions contemplated hereby, relied solely upon the representations and warranties of the Seller contained in this Agreement.  The Purchaser hereby acknowledges and agrees that other than the representations and warranties contained in Section 3, neither the Seller, Partnership, either of the Funds or any of their respective officers, directors, employees or are making or have made any representation or warranty, express or implied, at law or in equity, with respect to the Seller, Advisors, either of the Funds or the Purchased Interests.

SECTION 5.	POST-CLOSING COVENANTS

5.1           Current Public Information.  In order to make and keep available to the Seller the benefits of the resale of the Parent Common Stock to the public without registration, as long as the Seller owns any shares of Parent Common Stock, the Purchaser and the Parent shall use their best efforts to:

(a)           make and keep available adequate current public information (as such term is defined in Rule 144) regarding the Parent;

(b)            file with the SEC in a timely manner all reports and other documents required of the Parent under the Securities Act and the Exchange Act; and

(c)           furnish to the Seller upon written request a written statement by the Parent as to its compliance with the reporting requirements of the Securities Act and the Exchange Act.

5.2.           Tax Payment.  If Seller determines, in good faith based on the advice of his tax advisor(s), that he recognizes for federal income tax purposes any amount of ordinary income on the transactions contemplated by this Agreement, then Purchaser shall pay to Seller 20% of any such ordinary income that is recognized or will be recognized by Seller, up to a maximum amount of $210,048.20 ($1,050,241 x .20) (the “Purchaser’s Tax Payment”).  In such event, Seller shall provide written notice to Purchaser stating the amount of such ordinary income and the amount of the Purchaser’s Tax Payment.  Within five days of Seller’s written notice, Purchaser shall pay to Seller Purchaser’s Tax Payment in full, in immediately available funds to an account designated in writing by Seller.

SECTION 6.	CERTAIN TAX MATTERS:

6.1.           Tax Allocation.  The Purchaser and the Seller agree that the purchase of the transactions contemplated hereunder will constitute an “applicable asset acquisition” governed by Section 1060 of the Code.  The parties further agree that the Total Consideration shall be allocated among the purchased assets based on the parties’ good faith and reasonable determination thereof, in accordance with Section 1060 of the Code and the regulations promulgated thereunder, and which allocation the parties shall agree upon no later than 60 days after the Closing Date.  The Purchaser and the Seller agree to complete IRS Form 8594 consistently with such allocation and, if requested by the other, to furnish the other with a copy of such Form prepared in draft form no less than 45 days prior to the filing due date of such Form.  No party shall file any return or take a position with any taxing authority or in connection with any tax related litigation that is inconsistent with this Section 6.1, unless required to do so pursuant to a determination within the meaning of Section 1313(a) of the Code.

6.2.           Protective Code Section 754 Election.   The Seller, as the sole manager of the General Partner, agrees, if requested by Purchaser, after the Closing to cause Advisors and the General Partner to make a protective election pursuant to Section 754 of the Code with respect to the current taxable year (i.e., the taxable year in which the transactions contemplated by this Agreement occur).

SECTION 7.	INDEMNITY.

(a)           Subject to the other terms of this Section 7, the Seller shall indemnify, defend and hold harmless the Purchaser, the Parent and their respective shareholders, directors, officers, employees, agents, affiliates and controlling parties (each, a “Purchaser Indemnified Party”) from and against any and all liability, loss or damage, together with all reasonable costs and expenses related thereto (including legal and accounting fees and expenses) (collectively, “Losses”), arising from the untruth, inaccuracy or breach of any such representations, warranties, covenants or agreements of the Seller contained in this Agreement or the assertion of any claim relating to the foregoing (each a “Purchaser Claim”); provided, however, that no indemnification shall be required hereunder for the gross negligence or willful misconduct of any Purchaser Indemnified Party.  In case any Purchaser Claim is brought against a Purchaser Indemnified Party, the Seller will be entitled to participate in and assume the defense thereof with counsel reasonably satisfactory to such Purchaser Indemnified Party, and after notice from the Seller to such Purchaser Indemnified Party of its election to assume the defense thereof, the Seller shall be responsible for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof, provided that if any Purchaser Indemnified Party shall have reasonably concluded that there may be one or more legal defenses available to such Purchaser Indemnified Party that conflict in any material respect with those available to the Seller, or that such Purchaser Claim involves or could have an effect upon matters beyond the scope of the indemnity agreement provided in this Section 7(a), the Seller shall not have the right to assume the defense of such action on behalf of such Purchaser Indemnified Party and the Seller shall reimburse such Purchaser Indemnified Party and any person or entity controlling such Purchaser Indemnified Party for that portion of the reasonable fees and expenses of any counsel retained by the Purchaser Indemnified Party that are reasonably related to the matters covered by the indemnity agreement provided in this Section 7(a).  The Seller shall not make any settlement of any claim indemnified against under this Section 7(a) without the written consent of the Purchaser Indemnified Party or Parties, which consent shall not be unreasonably withheld.

(b)           The Purchaser and the Parent shall, jointly and severally, indemnify, defend and hold harmless the Seller and its shareholders, directors, officers, employees, agents, affiliates and controlling parties (each, a “Seller Indemnified Party”) from and against any and all Losses arising from the untruth, inaccuracy or breach of any such representations, warranties, covenants or agreements of the Purchaser or the Parent contained in this Agreement or the assertion of any claim relating to the foregoing (each a “Seller Claim”); provided, however, that no indemnification shall be required hereunder for the gross negligence or willful misconduct of any Seller Indemnified Party. In case any Seller Claim is brought against a Seller Indemnified Party, the Purchaser and the Parent will be entitled to participate in and assume the defense thereof with counsel reasonably satisfactory to such Seller Indemnified Party, and after notice from the Purchaser and the Parent to such Seller Indemnified Party of its election to assume the defense thereof, the Purchaser and the Parent shall be responsible for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof, provided that if any Seller Indemnified Party shall have reasonably concluded that there may be one or more legal defenses available to such Seller Indemnified Party that conflict in any material respect with those available to the Purchaser or the Parent, or that such Seller Claim involves or could have an effect upon matters beyond the scope of the indemnity agreement provided in this Section 7(b), neither the Purchaser nor the Parent shall have the right to assume the defense of such action on behalf of such Seller Indemnified Party and the Purchaser and the Parent shall reimburse such Seller Indemnified Party and any person or entity controlling such Seller Indemnified Party for that portion of the reasonable fees and expenses of any counsel retained by the Seller Indemnified Party that are reasonably related to the matters covered by the indemnity agreement provided in this Section 7(b). Neither the Purchaser nor the Parent shall make any settlement of any claim indemnified against under this Section 7(b) without the written consent of the Seller Indemnified Party or Parties, which consent shall not be unreasonably withheld.

(c)           Notwithstanding anything to the contrary in this Agreement, in no event shall there be any liability under Section 7(a) or Section 7(b) until the aggregate amount of all Losses suffered by the Purchaser Indemnified Party or Parties, or the Seller Indemnified Party or Parties, respectively, arising from matters covered by the indemnity contained in Section 7(a) or 7(b), respectively, exceeds $20,000 (the “Basket Amount”).

(d)           In no event shall any Purchaser Indemnified Party or Parties be entitled to assert a Purchaser Claim under Section 7(a), or shall a Seller Party or Parties be entitled to assert a Seller Claim under Section 7(b), unless such claim is submitted in compliance with the other procedures of this Section 7 on or before (and both Seller’s and Purchaser’s representations and warranties shall survive only until) the 12-month anniversary date of the Closing Date, except that the representations and warranties contained in Sections 3.1, 3.3, 3.4, 3.13 and 3.14 shall survive until 60 days after the termination of the applicable statute of limitation covering such matters, if any.  Neither Seller’s aggregate liability under Section 7(a) (other than with respect to a Purchaser Claim arising out of a breach of the representations and warranties contained in Section 3.13) nor Purchaser’s aggregate liability under Section 7(b) shall exceed an amount equal to 10% of the Total Consideration.  In determining the amount of any Losses for which a Purchaser Indemnified Party or Parties are entitled to indemnification under Section 7(a), or for which a Seller Indemnified Party or Parties are entitled to indemnification under Section 7(b), the gross amount thereof will be reduced by any insurance proceeds actually received by such Purchaser Indemnified Party or Parties or Seller Indemnified Party or Parties, as the case may be, with respect to such Losses (net of any related deductibles and self-insurance amounts).  The gross amount of any Losses for which any Purchaser Indemnified Party or Parties are entitled to indemnification under Section 7(a) shall be reduced by an amount equal to any portion of the Purchaser’s Tax Payment that remains unpaid at the time Seller indemnifies such Purchaser Indemnified Party or Parties for such Losses.

SECTION 8.	MISCELLANEOUS.

8.1.           Survival.  The representations and warranties contained in this Agreement shall survive this Agreement for the period provided in Section 7(d) above; provided, however, that the Purchaser and the Parent’s obligations in Section 5.1 shall survive this Agreement until the first date that the Seller no longer owns any shares of Parent Common Stock.

8.2.           Successors and Assigns.  Neither this Agreement nor any of the rights, interests or obligations provided by this Agreement may be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other parties except that the Purchaser shall be entitled to assign its rights and obligations hereunder to any person or entity controlling, controlled by or under common control with the Purchaser without the consent of any other party hereto.  Subject to the preceding sentence, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

8.3.           Amendment.  No amendment, modification, or waiver of any provision of this Agreement, or consent to any departure from the terms of this Agreement by any party hereto shall be effective unless the same shall be in writing and signed by all the parties hereto, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

8.4.           Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

8.5.           Counterparts.  This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all such counterparts taken together will constitute one and the same Agreement, and a photostatic or facsimile copy of an executed counterpart hereof shall be given the same effect as the original.

8.6.           Descriptive Headings.  The descriptive headings of this Agreement are inserted for convenience only and will not constitute a part of this Agreement.

8.7.           Notices.  Any notice, request, instruction or other document to be given hereunder will be in writing and delivered personally or sent by registered or certified mail (postage prepaid) or by facsimile, according to the instructions set forth below.  Such notices will be deemed given: at the time delivered by hand, if personally delivered; three business days after being sent by registered or certified mail; and at the time when receipt is confirmed by the receiving facsimile machine if sent by facsimile:

if to the Purchaser
or the Parent, to:
℅ Western Sizzlin Corporation 416 South Jefferson Street Suite 600 Roanoke, Virginia 24011 Attention: Robyn B. Mabe Facsimile: (540) 345-0831
with copies to:
Olshan Grundman Frome Rosenzweig& Wolosky LLP Park Avenue Tower 65 East 55th Street New York, New York 10022 Attention: Steven Wolosky Facsimile: (212) 451-2222
if to the Seller, to:
℅ Mustang Capital Management, LLC 1506 McDuffie Street Houston, Texas 77019 Attention: John K. H. Linnartz Facsimile: (713) 630-0315
with copies to:

Jackson Walker L.L.P. 1401 McKinney Suite 1900 Houston, Texas 77010 Attention: Douglas A. Paisley Facsimile: (713) 308-4144

or to such other address or to the attention of such other party that the recipient party has specified by prior written notice to the sending party in accordance with the preceding.

8.8.           Entire Agreement.  This Agreement, and the other documents referred to herein collectively constitute the entire agreement among the parties and supersede any prior and contemporaneous understandings, agreements or representations by or among the parties, written or oral that may have related in any way to the subject matter hereof.

8.9.           Consent to Jurisdiction.  Each of the parties to this Agreement consents to submit to the personal jurisdiction of any state or federal court sitting in the State of Texas, in any action or proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the action or proceeding may be heard and determined in any such court, and agrees not to bring any action or proceeding arising out of or relating to this agreement in any other court.  Each of the parties to this Agreement agrees not to assert in any action or proceeding arising out of relating to this agreement that the venue is improper, and waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto.

8.10.                     Waiver of Jury Trial.  To the fullest extent permitted by law, each of the parties hereto hereby waives its respective right to, and agrees not to elect, a trial by jury with respect to any issue arising out of this Agreement.

8.11.                     Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any law or rule that would cause the laws of any jurisdiction other than the State of Delaware to be applied.

8.12.                     Publicity.  The parties hereto may publicize this transaction promptly after the Closing by publishing a press release mutually acceptable to the parties.  The Parent shall have the right to make such disclosures concerning this Agreement as it determines in its sole discretion to be appropriate or necessary to comply with applicable law.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

/s/ John K. H. Linnartz
JOHN K. H. LINNARTZ

WESTERN MUSTANG HOLDINGS LLC

By:	/s/ Sardar Biglari
	Name:	Sardar Biglari
	Title:	Chief Executive Officer

WESTERN SIZZLIN CORPORATION

By:	/s/ Sardar Biglari
	Name:	Sardar Biglari
	Title:	Chief Executive Officer

SCHEDULE 3.1(c)
VIOLATIONS OF ORGANIZATIONAL DOCUMENTS

Articles IV and V of the Original Partnership Agreement contain federal income tax allocation and capital account provisions.  Advisors has complied with such provisions and filed a Form 1065 for each calendar year or portion of a fiscal year of its existence.  However, as the Seller is the owner of the sole limited partnership interest of Advisors and the sole member of the General Partner, he is the sole partner of Advisors.  Thus Advisors is a disregarded entity for federal income tax purposes, and for such purposes is instead considered a sole proprietorship of the Seller, rather than a partnership.  The Seller may therefore after the Closing Date file amended tax returns, which would cause him not to have complied for the pre-Closing periods involved with the federal income tax and capital account provisions of the Original Partnership Agreement.

SCHEDULE 3.10
CERTAIN CHANGES

1.
On June 13, 2008, Mustang Capital Partners I, LP and Mustang Capital Partners II, LP made distributions to Advisors in the amount of $200,000 and $50,000, respectively, and then Advisors made a distribution to Seller in the amount of $250,000.

2.
On July 3, 2008, Mustang Capital Partners I, LP and Mustang Capital Partners II, LP made distributions to Advisors in the amount of $286,785 and $61,960, respectively, and then Advisors made a distribution to Seller in the amount of $348,745.

EXHIBIT A

FORM OF AMENDED AND RESTATED
LIMITED PARTNERSHIP AGREEMENT

(attached)

A-i

EXHIBIT B

FORM OF AMENDED AND RESTATED
LIMITED LIABILITY COMPANY REGULATIONS

(attached)

B-i